MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Pacman Media, Inc.

We consent to the use of our report dated May 17, 2017 with respect to the financial statements of Pacman Media Inc. as of October 31, 2016 and 2015 and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

August 8, 2017

/S/ Michael Gillespie & Associates, PLLC